Exhibit 99.1

Olympic Steel Reports 2007 Fourth Quarter and Annual Earnings Results and Record Annual Sales

CLEVELAND--(BUSINESS WIRE)--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the fourth quarter and year ended December 31, 2007.

Net sales for the fourth quarter of 2007 totaled $236.1 million, a 4.4% increase from the $226.1 million for the fourth quarter a year ago. Fourth quarter 2007 net income increased to $4.5 million, or $0.42 per diluted share, from $3.8 million, or $0.35 per diluted share for last year’s fourth quarter. Tons sold increased 7.1% to 291 thousand from 272 thousand in the fourth quarter of 2006.

Net sales for the full year of 2007 increased 4.9% to a record $1.03 billion, compared to last year’s net sales of $981 million. Net income for 2007 totaled $25.3 million or $2.35 per diluted share, compared to $31.0 million, or $2.92 per diluted share for 2006. Tons sold in 2007 decreased 1.4% to 1.25 million from 1.27 million in 2006.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are excited to report that in 2007 we surpassed the $1 billion threshold in annual sales for the first time in our company’s history. We are pleased with our 2007 accomplishments in a volatile year for the steel market. We were able to gain market share in 2007, maintain better than industry asset turnover and generate strong cash flows to strengthen our balance sheet, achieve our third most profitable year in company history, and continue to invest in equipment, facilities and technology. This, in spite of declining steel industry shipments and prices for most of the year.”

“We reported a 2007 shipping rate that was 5.6% better than the service center industry, as reported by the Metals Service Center Institute. We improved our annual inventory turnover rate, and paid down $51.6 million of debt during 2007. We spent $12.5 million in capital expenditures during 2007 and added 54,000 square feet to our Iowa facility, equipped a value-add machining and fabrication operation in Chambersburg, Pennsylvania, ordered a stretcher leveler cut-to-length for our Minneapolis coil processing facility that will become operational in the second quarter of 2008, reengineered our North Carolina fabrication operation, and began operating our own fleet of Olympic Steel trucks to better service our customers.”

“We are presently seeing extraordinary increases in steel pricing caused by a lack of inventory in the industrial sectors, rising global steel input costs, freight costs and global demand, as well as a continued weak U.S. dollar. We anticipate these conditions to remain for the foreseeable future,” concluded Mr. Siegal.

Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $0.04 per share to be paid to shareholders of record as of March 3, 2008, and distributed on March 17, 2008.

A simulcast of Olympic Steel’s 2007 fourth quarter earnings conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 15 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements.

Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged or in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company’s capital investments, efforts and initiatives to increase sales volumes, maintain cash turnover, maintain or improve inventory turnover, reduce costs, and improve customer service; the timing and outcome of efforts and ability to liquidate OLP’s remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new information system; customer, supplier, and competitor consolidation or insolvency; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(audited)

Net sales	$ 236,056	$ 226,061	$ 1,028,963	$ 981,004

Operating income	7,365	6,593	43,324	54,220

Income before income taxes	7,066	5,313	40,505	49,406

Net income	$ 4,543	$ 3,761	$ 25,270	$ 31,048

Earnings per share:

Net income per share - basic	$ 0.42	$ 0.36	$ 2.38	$ 2.99

Net income per share - diluted	$ 0.42	$ 0.35	$ 2.35	$ 2.92

	December 31,
	2007	2006
SUMMARY BALANCE SHEET DATA:	(audited)

Accounts receivable, net	$ 88,414	$ 85,883

Inventories	178,530	210,738

Net property and equipment	89,651	87,359

Total assets	386,083	405,320

Current liabilities	92,290	92,340

Total debt	16,707	68,328

Shareholders' equity	263,520	234,237

Shareholders' equity per share	24.56	22.46

Debt-to-equity ratio	.06 to 1	.29 to 1

	Twelve Months Ended
	December 31,
	2007	2006
OTHER DATA:	(audited)

Capital expenditures	12,498	12,303

Cash dividends per share	$ 0.14	$ 0.12

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007		2006		2007		2006
	(unaudited)				(audited)

Tons sold
Direct	256,018		230,852		1,097,909		1,064,559
Toll	35,403		41,165		150,183		201,656

	291,421		272,017		1,248,092		1,266,215
% change	7.1%		(7.9%)		(1.4%)		(1.0%)

Net sales	$236,056		$226,061		$ 1,028,963		$ 981,004
% change	4.4%		10.4%		4.9%		4.4%

Costs and expenses

Cost of materials sold (exclusive of depreciation shown below)	187,822	79.6%	184,246	81.5%	827,288	80.4%	780,305	79.5%
Warehouse and processing	15,832	6.7%	13,863	6.1%	59,449	5.8%	55,407	5.6%
Administrative and general	10,044	4.3%	8,465	3.7%	41,472	4.0%	38,143	3.9%
Distribution	6,975	3.0%	5,790	2.6%	26,342	2.6%	25,384	2.6%
Selling	4,137	1.8%	3,443	1.5%	15,993	1.6%	13,485	1.4%
Occupancy	1,458	0.6%	1,501	0.7%	6,145	0.6%	5,704	0.6%
Depreciation	2,423	1.0%	2,160	1.0%	8,950	0.9%	8,356	0.9%
Total costs and expenses	228,691	96.9%	219,468	97.1%	985,639	95.8%	926,784	94.5%

Operating income	7,365	3.1%	6,593	2.9%	43,324	4.2%	54,220	5.5%

Loss from joint ventures	-		-		-		(137)
Loss from disposition of joint venture	-		-		-		(2,000)

Income before financing costs and income taxes	7,365		6,593		43,324		52,083

Interest and other expense on debt	299	0.1%	1,280	0.6%	2,819	0.3%	2,677	0.3%

Income before income taxes	7,066	3.0%	5,313	2.4%	40,505	3.9%	49,406	5.0%

Income tax provision	2,523	35.7%	1,552	29.2%	15,235	37.6%	18,358	37.2%

Net income	$ 4,543		$ 3,761		$ 25,270		$ 31,048

Earnings per share:

Net income per share - basic	$ 0.42		$ 0.36		$ 2.38		$ 2.99
Weighted average shares outstanding - basic	10,728		10,429		10,628		10,383
Net income per share - diluted	$ 0.42		$ 0.35		$ 2.35		$ 2.92
Weighted average shares outstanding - diluted	10,814		10,651		10,763		10,633

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, 216-292-3800
Chief Financial Officer
Fax: 216-292-3974